Exhibit 10.9

ASSET PURCHASE AND SALE AGREEMENT

between

Everlast Energy LLC,

RB Marketing Company LLC

and

Robinson’s Bend Operating Company LLC

as “Seller”

and

CBM Equity IV, LLC

as “Buyer”

Dated as of May 12, 2005

-i-

-ii-

-iii-

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT dated May 12, 2005, is made by and among Everlast Energy, LLC, a Delaware limited liability company (“Everlast”), RB Marketing Company LLC, a Delaware limited liability company (“RB Marketing”), and Robinson’s Bend Operating Company LLC, a Delaware limited liability company (“RB Operating;” Everlast, together with RB Marketing and RB Operating, is herein collectively called “Seller”), and CBM Equity IV, LLC, a Delaware limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Seller desires to sell, assign and convey to Buyer, and Buyer desires to purchase and accept from Seller, certain oil and gas properties and related assets located in the counties of Tuscaloosa and Pickens, State of Alabama; and

WHEREAS, Seller and Buyer deem it in their mutual best interests to execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Seller and Buyer do hereby agree as follows:

ARTICLE I

PROPERTIES TO BE SOLD AND PURCHASED

Section 1.1. Assets Included. Subject to Section 1.2, Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a) All of Seller’s right, title and interest in and to those properties described in Part 1 of Exhibit I attached hereto and made a part hereof for all purposes;

(b) Without limitation of the foregoing but subject to Section 1.2, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under or that may be produced from the lands described in Part 1 of Exhibit I hereto (including interests in oil, gas or mineral leases covering such lands, overriding royalties, production payments and net profits interests in such lands or such leases, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals), whether such lands be described in a description set forth in such Part 1 or be described in such Part 1 by reference to another instrument (and without limitation by any depth limitations that may be set forth in such Part 1 or in any such instrument so referred to for description), even though Seller’s interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Part 1;

(c) All rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling, or communitization agreements, declarations and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties, rights, and interests described in paragraphs (a) and (b) above;

(d) All rights, titles and interests of Seller in and to all presently existing and valid production sales (and sales related) contracts, operating agreements (including claims under any joint interest audit attributable to the period after the Effective Date), and other agreements and contracts which relate to any of the properties, rights, and interests described in paragraphs (a), (b) and (c) above, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto), including servitudes, easements, surface leases, right-of-way agreements, licenses and other agreements or arrangements relating to the use or ownership of such properties, specifically including any of the foregoing described in Section 4.7 of Seller’s Disclosure Schedule;

(e) All rights, titles and interests of Seller in and to all materials, supplies, inventory, machinery, equipment, vehicles, rolling stock, improvements and other personal property and fixtures (including all wells, casing, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering pipelines and gathering systems, and other equipment), and all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the properties, rights, and interests described in paragraphs (a), (b) and (c) above, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto), including the easements, rights-of-way, surface leases and other surface rights of the foregoing described on Part 2 to Exhibit I attached hereto;

(f) All rights of Seller under the Existing Hedges;

(g) All of Seller’s lease files, abstracts and title opinions, production records, well files, accounting records (but not including general financial and accounting records), seismic records and surveys, gravity maps, electric logs, geological, geophysical or seismic data and records, and other files, documents and records of every kind and description which relate to the properties, rights, and interests described above and in subsection (h) below; and

(h) All rights to make claims and receive proceeds under any insurance policy held by or on behalf of Seller in connection with the properties, rights, and interests described in this Section 1.1 for any claim that arises and is attributable to the period starting on the Effective Date and ending on the Closing Date in connection with the properties, rights and interest described in this Section 1.1.

(i) Seller’s obligations from and after the Effective Date pursuant to Section 15.3 of the Torch Purchase and Sale Agreement, subject to Buyer’s obligations under Section 7.9 of this Agreement.

As used herein: (i) ”Oil and Gas Properties” means the properties, rights and interests described in paragraphs (a), (b) and (c) above, save and except for any such properties or assets that are Excluded Assets; and (ii) ”Properties” means the Oil and Gas Properties plus the properties, rights and interests described in paragraphs (d), (e), (f), (g), (h), and (i) above, save and except for any such properties or assets that are Excluded Assets.

Section 1.2. Assets Excluded. Notwithstanding anything herein contained to the contrary, the Properties do not include, and there is hereby excepted and reserved unto Seller, the following:

(a) All trade credits attributable to the Properties with respect to all periods prior to the Effective Date;

(b) All oil, gas or other hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, all proceeds attributable thereto, and all oil, gas or other hydrocarbons that, at the Effective Date, are owned by Seller and are in storage or within processing plants;

(c) Any refund of costs, taxes or expenses borne by Seller or Seller’s predecessors in title attributable to periods prior to the Effective Date;

(d) Any and all proceeds from the settlements of contract disputes with purchasers of oil, gas or other hydrocarbons from the Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(e) Any and all proceeds from settlements with regard to reclassification of gas produced from the Properties, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(f) All claims (including insurance claims) and causes of action of Seller against one or more third parties arising from acts, omission or events occurring prior to the Effective Date and all claims under any joint interest audit attributable to any period prior to the Effective Date;

(g) All limited liability company, financial, tax and legal (other than title) books and records of Seller;

(h) Seller’s office lease at 111 North Ennis, Houston, Texas, and all furniture, fixtures and equipment located thereat, including computers, telephone equipment and other similar items of tangible personal property;

(i) All of Seller’s patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j) All documents and instruments of Seller that may be protected by an attorney-client privilege (exclusive of title opinions in respect of the Oil and Gas Properties); and

(k) All (i) correspondence or other documents or instruments of Seller relating to the transactions contemplated hereby, (ii) lists of other prospective purchasers of Seller or the Properties compiled by Seller, (iii) bids submitted to Seller by other prospective purchasers of Seller or the Properties, (iv) analyses by Seller or any Affiliates thereof submitted by other prospective purchasers of Seller or the Properties, and (v) correspondence between or among Seller or its Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of Seller or the Properties.

The properties and interests specified in the foregoing paragraphs (a) through (k) of this Section 1.2 are herein collectively called the “Excluded Assets”.

Section 1.3. Conveyance Subject to Royalty Trust Conveyance. The Properties will be conveyed by Seller, and Buyer will accept the Properties, subject to all of the terms and conditions of that certain Net Profits Overriding Royalty Conveyance dated November 22, 1993, but effective as of October 1, 1993 (the “Royalty Trust Conveyance”), from, pursuant to Part I thereof, Velasco Gas Company, L.P. (“Velasco”) to Torch Energy Advisors Incorporated (“TEAI”), and, pursuant to Part II thereof, from TEAI to the Torch Energy Royalty Trust (the “Royalty Trust”). Pursuant to the Royalty Trust Conveyance, that portion of the Properties listed in Exhibit 1.3 attached hereto is subject to the “Net Royalty Interest,” as defined in the Royalty Trust Conveyance, and to the provisions of Sections 9.02 and 9.03 of the Torch Energy Royalty Trust Agreement dated October 1, 1993, by and among TEAI, Torch Royalty Company, Velasco, and Wilmington Trust Company (the “Royalty Trust Agreement”), concerning termination and disposition of the Royalty Trust assets.

ARTICLE II

PURCHASE PRICE

Section 2.1. Purchase Price. In consideration of the sale of the Properties by Seller to Buyer, Buyer shall pay to Seller cash in the amount of $140,500,000 (the “Purchase Price”). The Purchase Price, as adjusted pursuant to this Article II and the other applicable provisions hereof, is herein called the “Adjusted Purchase Price”.

Section 2.2. Accounting Adjustments.

(a) Appropriate adjustments shall be made between Buyer and Seller so that (i) all expenses (including all drilling costs, all capital expenditures, and all overhead charges under applicable operating agreements, and all other overhead charges actually charged by third parties) for work done in the operation of the Properties after the Effective Date will be borne by Buyer, and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas or other minerals produced from the Oil and Gas Properties after the Effective Date, and all revenue attributable to periods after the Effective Date under operating agreements, production sales, purchasing or marketing agreements, or other agreements to which Seller is a party and which are part of the Properties, will be received by Buyer, and (ii) all expenses for work done in the operation of the Properties before the Effective Date will be borne by Seller and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas or other minerals produced therefrom before the Effective Date, and all revenue attributable to periods before the Effective Date under operating agreements, production sales, purchasing or marketing agreements, or other agreements to which Seller is a party and which are part of the Properties, will be received by Seller. It is agreed that, in making such adjustments: (i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used to store oil produced from the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date (it is recognized that such tanks were not gauged on the Effective Date for the purposes of this Agreement and that determination of the volume of such oil in storage will be based on the best available data, which may include estimates), (ii) ad valorem taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (iii) no consideration shall be given to the local, state or federal income tax liabilities of any party and (iv) the day on which the Effective Date falls shall be counted in the period after the Effective Date.

Section 2.3. Closing and Post-Closing Accounting Settlements.

(a) At or before Closing, the parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Section 2.2. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit, for the amount of such excess, against the Purchase Price to be paid at Closing, and, if the converse is true, Buyer shall pay to Seller, at Closing (in addition to amounts otherwise then owed), the amount of such excess.

(b) As promptly as reasonably practicable but in no event later than one hundred eighty (180) days after Closing, Buyer shall prepare and deliver to Seller a statement setting forth the additional adjustments required, in Buyer’s opinion, to the Purchase Price. Within ten (10) days thereafter, Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in Section 2.2, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller. Following such additional adjustments, no further adjustments to the Purchase Price shall be made under this Section 2.3.

Section 2.4. Payment of Adjusted Purchase Price. The Adjusted Purchase Price shall be paid to Seller as follows:

(a) Contemporaneously with the execution and delivery of this Agreement, Buyer shall tender $7,025,000 cash to the Performance Deposit Escrow Agent as a deposit (the ”Performance Deposit”). The Performance Deposit shall be deposited by the Performance Deposit Escrow Agent in an interest bearing account. The Performance Deposit and any interest or other earnings earned thereon shall be applied (i) to the Adjusted Purchase Price at the Closing pursuant to Section 2.4(b), (ii) retained by Everlast pursuant to Section 10.2 or (iii) returned to Buyer pursuant to Section 10.2, as applicable.

(b) At the Closing, Buyer shall pay to Everlast cash equal to the Adjusted Purchase Price less (i) the Performance Deposit and any interest or other earnings earned thereon (which amount shall be released to Seller at Closing) and (ii) the Indemnification Support Deposit (which amount shall be paid into escrow by Buyer pursuant to the Indemnification Support Escrow Agreement at Closing as provided in Section 11.9(a)).

(c) All cash payments by Buyer to Everlast pursuant to this Section 2.4(c) shall be made in immediately available funds by confirmed wire transfer to a bank account designated in writing by Everlast to Buyer.

Section 2.5. Allocation of Purchase Price. Buyer and Seller agree that each shall separately prepare a good faith allocation of the Adjusted Purchase Price (plus any fixed liabilities assumed by the Seller or to which the Properties are subject) among the Properties using the methodology required by Section 1060 of the Code. Buyer and Seller shall report the transactions contemplated hereby on all Tax Returns, including Form 8594, in a manner consistent with its respective allocation made in this manner. If any taxing authority makes or proposes an allocation different from the allocation determined by such party under this Section 2.5, such party may contest such allocation (or proposed allocation) and shall provide written notice to the other parties of such fact and shall provide such additional written notices as are reasonable to the other parties to make them aware of the status and final disposition of such contest of the allocation made or proposed by such taxing authority. Further, after providing written notice to the party adversely affected by such allocation (or proposed allocation) by a taxing authority, the other party hereto may file such protective claims or Tax Returns as may be reasonably required to protect its interests.

ARTICLE III

THE CLOSING

The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Thompson & Knight LLP, Houston, Texas, at 10:00 a.m. (local Houston, Texas time) on June 13, 2005, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the “Closing Date”. All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1. Organization and Existence. Each of Everlast, RB Marketing and RB Operating is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware. Each of Everlast, RB Marketing and RB Operating is duly qualified to transact business and is in good standing in the State of Alabama.

Section 4.2. Power and Authority. Seller has all requisite limited liability company power and authority to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by party in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been or shall be duly authorized by all necessary limited liability company or member action of Seller.

Section 4.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4. Non-Contravention. If Seller obtains the consents to assignment (or waivers of preferential rights to purchase) from third parties listed on Section 6.5 of the Seller Disclosure Schedule, then neither the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (i) conflict with or result in a violation of Seller’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, modification, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of the Properties may be bound, (iii) result in the creation or imposition of any lien or other encumbrance upon the Properties, or (iv) violate any Applicable Law binding upon Seller.

Section 4.5. Approvals. Other than the consents to assignment (or waivers of preferential rights to purchase) from third parties listed on Section 6.5 of Seller’s’ Disclosure Schedule, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 4.6. Pending Litigation. Except as set forth in Section 4.6 of the Seller Disclosure Schedule, there are no Proceedings pending or, to Seller’s Knowledge, threatened against or affecting Seller or any of the Properties (including any actions challenging or pertaining to Seller’s title to any of the Properties), or affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

Section 4.7. Contracts.

(a) The oil, gas or mineral leases, Seller’s interests in which comprise parts of the Oil and Gas Properties, and all other material contracts and agreements, licenses, permits and easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the Properties, a list of which is set forth in Section 4.7 of the Seller Disclosure Schedule (such leases and such material contracts, agreements, licenses, permits, easements, rights-of-way and other rights-of-surface use being herein called the “Basic Documents”), are in full force and effect and constitute valid and binding obligations of the parties thereto. Seller is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under the Basic Documents, and (to Seller’s Knowledge) no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists. All payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under Basic Documents have been and are being made (timely, before the same became delinquent, and otherwise in accordance with the terms and conditions of the instruments creating such obligations) (i) by Seller (and, where the payment of same is the responsibility of a third party, have been and are being properly and timely made, to Seller’s Knowledge, by such third parties) and (ii) to Seller where Seller is the beneficiary of such payment.

(b) Section 4.7 of the Seller Disclosure Schedule is a list of all material contracts and agreements to which any of the Properties are bound, including (i) joint operating agreements, (ii) agreements with any Affiliate of Seller, (iii) any Production Sales Contracts, (iv) any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its interests in the Oil and Gas Properties other than conventional rights of reassignment, (v) gas balancing agreements, (vi) transportation agreements, gathering agreements, disposal agreements, and exploration agreements, (vii) pooling, unitization or communitization agreements, (viii) area of mutual interest agreements, (ix) Hedges, (x) agreements containing seismic licenses, permits and other rights to geological or geophysical data and information directly or indirectly relating to the Oil and Gas Properties, and (xi) any contract that contains an indemnity with respect to environmental or health and safety matters (an “Environmental Indemnity Contract”). Seller has not received any claim for indemnity under any Environmental Indemnity Contract nor had Knowledge of any such claim at the time of consummating the transactions contemplated by the Torch Purchase and Sale Agreement. The terms of the indemnity with respect to environmental or health and safety matters contained in each Environmental Indemnity Contract are reasonably customary for provisions of this type in accordance with generally accepted standards and practices in the oil and gas industry.

(c) With respect to each of the Existing Hedges, Section 4.7 of the Seller Disclosure Schedule sets forth the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), and the counterparty to each such agreement.

Section 4.8. Commitments, Abandonments or Proposals. Except as set forth in Section 4.8 of the Seller Disclosure Schedule: (i) Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Properties after the Effective Date, other than routine expenses incurred in the normal operation of existing wells on the Oil and Gas Properties in accordance with generally accepted practices in the oil and gas industry; (ii) Seller has not abandoned any wells (or removed any of the Equipment, except items promptly replaced by items of materially equal suitability and value) on the Oil and Gas Properties since the Effective Date; and (iii) no proposals are currently outstanding by Seller or other working interest owners to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations other than normal operation of existing wells on the Oil and Gas Properties, or to abandon any wells, on the Oil and Gas Properties.

Section 4.9. Production Sales Contracts. There exist no agreements or arrangements for the sale of Hydrocarbons from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (i) production sales contracts (in this Section, the “Scheduled Production Sales Contracts”) disclosed in Section 4.9 of the Seller Disclosure Schedule or (ii) agreements or arrangements which are cancelable on 60 days notice or less without penalty or detriment. Seller is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a Scheduled Production Sales Contract as computed in accordance with the terms of such contract, and, except as disclosed in Section 4.9 of the Seller Disclosure Schedule is not having deliveries of Hydrocarbons from any Oil and Gas Property subject to a Scheduled Production Sale Contract curtailed below such property’s delivery capacity. All of the proceeds from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties are being properly and timely paid to Seller by the purchasers of such production without suspension or indemnity other than standard division order indemnities.

Section 4.10. Plugging and Abandonment. Except for wells listed in Section 4.10 of the Seller Disclosure Schedule, there are no dry holes, or shut in or otherwise inactive wells, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for wells that have been plugged and abandoned, and except for wells drilled to depths not included within the Oil and Gas Properties or within units in which the Oil and Gas Properties participate but which have never been completed in depths in which the Oil and Gas Properties participate. All wells on the Properties that were plugged and abandoned by Seller and, to Seller’s Knowledge, all wells on the Properties that were plugged and abandoned by any other Person, have been plugged and abandoned in accordance with all laws applicable to such plugging and abandonment at the time of such plugging and abandonment.

Section 4.11. Permits. Seller has all Permits necessary or appropriate to own and operate the Properties as presently being owned and operated, including Permits required under Environmental Laws, and such Permits are in full force and effect (and are transferable to Buyer or are subject to being routinely replaced by a license or permit issued to Buyer as a successor owner of the Properties). Except as set forth in Section 4.11 of the Seller Disclosure Schedule, Seller has not received written notice of any violations in respect of any Permits and, to Seller’s Knowledge, there are no violations in respect of any Permit and no one has communicated to Seller that there are any violations in respect of any Permit.

Section 4.12. Payment of Expenses. All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all severance, production, ad valorem and other similar taxes) relating to the ownership or operation by Seller of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller. Seller is not delinquent with respect to its obligations to bear costs and expenses relating to the development and operation of the Oil and Gas Properties.

Section 4.13. Compliance with Laws.

(a) The ownership and operation of the Properties by Seller have been and currently are in compliance with all Applicable Laws.

(b) To Seller’s Knowledge, Seller is not currently subject to, or threatened with, any Proceedings alleging a violation by Seller of any Environmental Laws. To Seller’s actual knowledge, and except as disclosed in Section 4.11 of the Seller Disclosure Schedule, Seller is in compliance with all Environmental Laws.

Section 4.14. Imbalances; Prepayments. Section 4.14 of the Seller Disclosure Schedule sets forth all Imbalances as of the date set forth in such Section with respect to the Oil and Gas Properties. Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected on Section 4.14 to Seller’s Disclosure Schedule), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 4.15. Intellectual Property. Seller owns or has valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used by Seller in connection with its ownership and operation of the Properties as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons. Section 4.15 of Seller’s Disclosure Schedule lists any of the foregoing that (x) Seller is restricted or prohibited from transferring to Buyer under the terms of any third party license, confidentiality agreement, or other agreement and (y) require payment of a fee or other consideration to any third party prior to a transfer to Buyer.

Section 4.16. Taxes.

(a) All Taxes due and payable by Seller with respect to the Properties through the year 2004 have been paid.

(b) With respect to all Taxes related to the Properties, (i) all Tax Returns relating to the Properties required to be filed on or before the date hereof by Seller with respect to any Taxes for any period ending on or before the date hereof have been timely filed with the appropriate Governmental Entity, (ii) such Tax Returns are true and correct, and (iii) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith. Section 4.16(b) of the Seller Disclosure Schedule lists and describes all Taxes being contested in good faith.

(c) With respect to all Taxes related to the Properties (i) there is not currently in effect any extension or waiver by Seller of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax related to the Properties and (ii) there are no administrative proceedings or lawsuits pending against the Properties or Seller with respect to the Properties by any taxing authority.

(d) None of the Properties were bound as of the Effective Date or will be bound at Closing by any tax partnership agreement binding upon Seller.

Section 4.17. Fees and Commissions. Except as set forth on Section 4.17 of the Seller Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.18. Equipment; Easements and Rights of Way.

(a) Section 4.18 of the Seller Disclosure Schedule lists all material equipment, machinery, inventory, fixtures and other real, personal and mixed property situated on the Oil and Gas Properties or used or held for use in connection with the ownership or operation of the Oil and Gas Properties, including well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, separators, dehydrators, compressors, treaters, power lines, field processing facilities, flowlines, gathering lines, transmission lines and other pipelines, but not including the Excluded Assets (collectively, the “Equipment”).

(b) The Equipment is in an operable state of repair and working order and is adequate for the normal operation of the Oil and Gas Properties after Closing, in substantially the same manner as such operations were conducted on the Effective Date.

(c) Section 4.18 of the Seller Disclosure Schedule lists all wells, platforms, structures, flow lines, pipelines (including gathering lines), and other equipment, pits and holding ponds presently located on the Properties and used or held for use in connection with the operation of the Oil and Gas Properties. The easements, rights-of-way, surface use agreements, licenses, and similar instruments described on Part 2 of Exhibit I attached hereto: (i) when taken together form a single, continuous, and contiguous system of rights and privileges across and between the lands encumbered by such instruments; and (ii) the wells, platforms, structures, flow lines, pipelines (including gathering lines), and other equipment, pits and holding ponds identified in Section 4.18 of the Seller Disclosure Schedule are located within the lands encumbered by such instruments. None of the foregoing easements, rights-of-way, surface agreements, licenses and other instruments contain unduly burdensome or extraordinary payment obligations on the part of Seller.

Section 4.19. Title to Non-Oil and Gas Properties.

Seller has good, valid, and indefeasible title to all of the Properties (other than the Oil and Gas Properties, title to which is addressed in Section 8.1), free and clear of all Liens other than Permitted Encumbrances. Seller has not previously sold, conveyed, mortgaged (except pursuant to the Senior Credit Facility), or transferred or agreed to sell, convey, mortgage (except pursuant to the Senior Credit Facility), or transfer the Properties (inclusive of the Oil and Gas Properties), except for Hydrocarbons sold in the ordinary course and except for items of materials, supplies, machinery, equipment, improvements, or other personal property or fixtures, which have been sold or otherwise disposed of and replaced with an item of substantially equal suitability and which, for purposes of this Agreement, have become part of the Properties.

Section 4.20. Additional Seller’s Representations and Warranties.

(a) The Properties include all of the properties and assets acquired by Seller from Velasco pursuant to the Torch Purchase and Sale Agreement (exclusive of Hydrocarbons sold in the ordinary course and except for items of materials, supplies, machinery, equipment, improvements, or other personal property or fixtures, which have been sold or otherwise disposed of and replaced with an item of substantially equal suitability and which, for purposes of this Agreement, have become part of the Properties).

(b) All books, records and files of Seller pertaining to and included as a part of the Properties, including with respect to production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, and financial records: (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (ii) fairly and accurately reflect the ownership, use, enjoyment and operation by Seller of their assets. The books and records of Seller are in the possession of Seller and are materially complete as are reasonably necessary for the operation of Seller’s business as it is currently conducted.

(c) With respect to the Royalty Trust Conveyance:

(i) Seller has complied with its duties and obligations under Section 15.3 of the Torch Purchase and Sale Agreement. In connection therewith, since January 1, 2003, Seller has made its calculation of the amounts owed to the Royalty Trust in respect of the Net Royalty Interest pursuant to Section 3.01 of the Royalty Trust Conveyance based on ninety-five percent (95%) of the Net NPI Proceeds (with “Net Royalty Interest and “Net NPI Proceeds” being as defined in the Royalty Trust Conveyance). Seller has not received any written or oral notice from the Royalty Trust, its representatives or any other Person that either Seller or TEAI has violated any duties or obligations it may owe to the Royalty Trust under the Royalty Trust Conveyance or contesting Seller’s calculations of the amounts owed to the Royalty Trust in respect of the Net Royalty Interest pursuant to Section 3.01 of the Royalty Trust Conveyance.

(ii) Except as provided Section 4.20(c)(ii) of the Seller Disclosure Schedule, as of March 31, 2005, there are no “Excess Infill Costs,” “Excess NPI Costs,” or “Excess Pre 1980 Costs” under the Royalty Trust Conveyance.

(d) Seller, as owner of the Properties, has operated the Properties in compliance with the provisions of the Royalty Trust Conveyance and has been and is currently in compliance with the terms and provisions of the Royalty Trust Conveyance; provided, that in connection therewith, Seller has calculated the “Gross Proceeds” (as defined in the Royalty Trust Conveyance) attributable to gas utilizing the Sonat index price (i.e., the price applicable to the Robinson’s Bend Field) and not the weighted average “Monthly Gas Price” (as defined in the

Royalty Trust Conveyance) (it being acknowledged and agreed, however, that TEAI is nonetheless obligated to pay such amounts to the Royalty Trust utilizing the weighted average “Monthly Gas Price,” as stipulated in the Royalty Trust Conveyance).

(e) With respect to the 1993 Gas Purchase Contract:

(i) Neither Seller nor any predecessor to Seller nor any party to the 1993 Gas Purchase Contract has exercised the “Option” (as that term is defined in Section 4.03 of the 1993 Gas Purchase Contract).

(ii) Except as provided in Section 4.20(c)(ii) of the Seller Disclosure Schedule, there are no existing “Price Credits” (as that term is defined in the 1993 Gas Purchase Contract) under the 1993 Gas Purchase Contract in respect of the Robinson’s Bend Field.

(iii) Except as provided in Section 4.20(c)(iii) of the Seller Disclosure Schedule, there has been no “Production Deficiency” or “Production Excess” (as such terms are defined in the 1993 Gas Purchase Contract) in respect of the Robinson’s Bend Field.

(f) With respect to employee related matters:

(i) There are no liabilities, breaches, violations or defaults under any employee benefit plans maintained or contributed to by Seller or under which Seller has any liability or contingent liability which would subject the Properties, the Buyer or any of its employee benefit plans to any taxes, penalties or other liabilities. Neither the acquisition by the Buyer of the Properties nor the employment by the Buyer of any employees of Seller will, directly or indirectly, give rise to any withdrawal liability or potential withdrawal liability on the part of the Buyer with respect to any plan maintained by Seller or to which Seller has or has had any obligation to contribute for the benefit of any employees that is a “multiemployer plan” as that term is defined in Section 3(37)(A) of ERISA.

(ii) Seller has not violated and the Closing will not violate the WARN Act (as defined below) and any requisite periods under the WARN Act have expired. Seller shall give all notices required by the WARN Act, if any. As used herein, “WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, any comparable state statutes and related regulations.

Section 4.21. Absence of Certain Changes.

Since the Effective Date, (a) none of the Properties has suffered any material destruction, damage, or loss, casualty or otherwise, in each case whether or not covered by insurance; and (b) Seller has operated and maintained the Oil and Gas Properties in accordance with the “prudent operator” standard and other good industry practices.

Section 4.22. Disclaimer of Warranties. Other than those expressly set out in this Article IV or in the Conveyance, Seller hereby expressly disclaims any and all representations or warranties with respect to the Properties or the transaction contemplated hereby, and Buyer agrees that the Properties are being sold by Seller “where is” and “as is”, with all faults. Specifically as a part of (but not in limitation of) the foregoing, Buyer acknowledges that Seller has not made, and Seller hereby expressly disclaims, any representation or warranty (express, implied, under common law, by statute or otherwise) as to the condition of the Properties other than those expressly set out in this Article IV or in the Conveyance (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS). OTHER THAN THOSE EXPRESSLY SET OUT IN THIS ARTICLE IV OR IN THE CONVEYANCE, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (I) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER, OR ATTRIBUTABLE TO THE PROPERTIES, (II) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, INCLUDING MATTERS RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”), (III) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF OR (IV) THE ROYALTY TRUST, THE ROYALTY TRUST CONVEYANCE (INCLUDING THE CALCULATION OR STATUS OF THE “NET OVERRIDING ROYALTY” THEREUNDER), THE ROYALTY TRUST AGREEMENT AND ALL OTHER DOCUMENTS OR INSTRUMENTS IN CONNECTION WITH OR RELATED TO THE ROYALTY TRUST, THE ROYALTY TRUST CONVEYANCE OR THE ROYALTY TRUST AGREEMENT. OTHER THAN THOSE EXPRESSLY SET OUT IN THIS ARTICLE IV OR IN THE CONVEYANCE, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (A) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTIES OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES; (B) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (C) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS, (D) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES, (E) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, AND (F) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.1. Organization and Existence. Buyer is a limited liability company duly organized, legally existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in the State of Alabama.

Section 5.2. Power and Authority. Buyer has full limited liability company power and authority to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been or shall be duly authorized by all necessary limited liability company or member action of Buyer.

Section 5.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.4. Non-Contravention. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (iii) result in the creation or imposition of any lien or other encumbrance upon the properties of Buyer, or (iv) violate any Applicable Law binding upon Buyer.

Section 5.5. Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 5.6. Pending Litigation. There are no Proceedings pending or, to Buyer’s Knowledge, threatened against or affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 5.7. Knowledgeable Purchaser. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase. Buyer is an “accredited investor,” as defined in Regulation D promulgated pursuant to the Securities Act, and is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws. Buyer has had access to the Properties, the officers and consultants of Seller, and the books, records, and files of Seller relating to the Properties. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied upon the representations and warranties, covenants and other agreements of Seller in this Agreement as well as its own independent due diligence investigation of the Properties, its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Properties and the value thereof.

Section 5.8. Funds. Buyer has, and at the Closing will have, sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Adjusted Purchase Price to Seller at the Closing and otherwise consummate the transactions contemplated hereby.

Section 5.9. Qualified Leaseholder. Unless required sooner by Applicable Law as a result of its ownership of the Properties, within one hundred eighty (180) days of Closing, Buyer will be in compliance with the bonding requirements of the State of Alabama and other Governmental Entities; after Closing, Buyer reasonably anticipates that it will continue to be able to meet such bonding requirements.

Section 5.10. Fees and Commissions. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

CERTAIN COVENANTS OF SELLER PENDING CLOSING

Section 6.1. Access to Files. Subject to the terms of the Confidentiality Agreement and Article IX, from the date hereof until Closing, Seller will give Buyer, and its attorneys and other authorized representatives, access at all reasonable times to the Properties and to any contract files, lease or other title files, production files, well files and other files of Seller pertaining to the ownership or operation of the Properties, and Seller will use its Reasonable Best Efforts to arrange for Buyer, and its attorneys and other representatives, to have access to any such files in the office of Seller.

Section 6.2. Conduct of Operations. Subject to the restrictions set forth in Section 6.3, from the Effective Date until the date hereof, Seller has, and from the date hereof until Closing, Seller will (i) continue the routine operation of the Properties in the ordinary course of business and as would a prudent operator; (ii) operate the Properties in material compliance with all Applicable Laws and Environmental Laws and in material compliance with all Basic Documents; (iii) fulfill all material obligations under the Basic Documents and, in all material respects, under such Applicable Laws and Environmental Laws (iv) use its Reasonable Best Efforts to preserve relationships and good will with all third parties having business dealings with respect to the Properties; and (v) maintain in effect insurance providing the same type coverage, in the same or higher amounts and with the same deductibles as the insurance maintained in effect by Seller or its Affiliates on the Effective Date.

Section 6.3. Restrictions on Certain Actions. From the date hereof until Closing, Seller will not, without Buyer’s prior consent:

(a) expend any funds, or make any commitments to expend funds (including entering into new agreements which would obligate Seller to expend funds), or otherwise incur any other obligations or liabilities, other than to pay expenses or to incur liabilities in connection with routine operation of the Properties after the Effective Date and except (i) for those commitments listed in Section 4.8 of the Seller Disclosure Schedule and (ii) in the event of an emergency requiring immediate action to protect life or preserve the Properties;

(b) except where necessary to prevent the termination of an oil and gas lease or other material agreement governing Seller’s interest in the Properties (and then not without delivering prior notice describing the action proposed to be taken to Buyer), propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing wells on the Oil and Gas Properties, or enter into or modify any pooling or unitization agreement, or propose the abandonment of any wells on the Oil and Gas Properties (and Seller agrees that it will advise Buyer of any such proposals made by third parties and will respond to each such proposal made by a third party in the manner requested by Buyer);

(c) sell, transfer or abandon any portion of the Properties other than items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the Properties (and then only if the same is replaced with an item of substantially equal suitability, free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the Properties); or

(d) release (or permit to terminate), or modify or reduce its rights under, any oil, gas or mineral lease forming a part of the Oil and Gas Properties, or any other Basic Document, or enter into any new agreements which would constitute a Basic Document, or modify any existing production sales contracts or enter into any new production sales contracts, except contracts terminable by Seller with notice of 60 days or less.

Section 6.4. Payment of Expenses. Seller will cause all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties and all severance, production, and similar taxes) relating to the ownership or operation of the

Properties prior to the date of Closing to be promptly paid and discharged, except for expenses disputed in good faith. At Closing, Seller shall deliver a list of all expenses being so disputed to Buyer.

Section 6.5. Preferential Rights and Third Party Consents. No later than two (2) Business Days after its execution of this Agreement, Seller will request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), waivers of the preferential rights to purchase, or requirements that consent to assignment be obtained, which are identified in Section 6.5 of the Seller Disclosure Schedule. Subject to Section 7.1 and Section 9.1(k), Seller shall have no obligation hereunder other than to so request such waivers (i.e., Seller shall have no obligation to assure that such waivers are obtained), and if all such waivers (or any other waivers of preferential rights to purchase or requirements that consent be obtained to assignment, even if the same are not listed on such Section 6.5) are not obtained, Buyer may treat any waiver which is not obtained as a matter which causes Seller’s title to not be sufficient to meet the standards set forth in Article VIII notwithstanding any limitations or deadlines for Buyer’s giving notice or for the dollar value of such Title Defects; provided, however, that if the unobtained waiver is a waiver of a preferential right to purchase, and if both Buyer and Seller agree to this treatment of such matter, Seller will tender the required interest in the Property affected by such unwaived preferential right to purchase to the holder, or holders, of such right who have elected not to waive such preferential right to purchase, and if, and to the extent that, such preferential right to purchase is exercised by such party or parties, such interest in such Property will be excluded from the transaction contemplated hereby and the Purchase Price will be reduced by the Allocated Value of such Property. If Buyer elects to treat a Property subject to such a preferential right as a Title Defect, Buyer shall be entitled to a reduction in the Purchase Price equal to the Allocated Value of such Property without regard to the $50,000 hurdle in Section 8.1 or the deductible otherwise applicable to Title Defects.

Section 6.6. No-Shop Provision.

From and after the date hereof and prior to the earlier of Closing or termination of this Agreement as permitted under Article X, Seller shall not, and shall cause their respective Affiliates not to, conduct any discussions with any third party with respect to (a) the purchase, sale, transfer, disposition, acquisition, or any other transaction involving all or any portion of the Properties or (b) any merger, consolidation, issuance of securities, or other transaction involving the ownership interests of Seller that could affect the transactions contemplated in this Agreement or which would conflict with the intent of this Agreement. In addition, Seller shall not, and shall cause their respective Affiliates not to, nor will any of them authorize or permit any of their respective officers, directors or employees or any attorneys, accountants, investment bankers or other representatives retained by any of them to, directly or indirectly, solicit or encourage (including by way of furnishing information) any inquiries or the making of any proposal which it is reasonably expected may lead to any such transaction.

ARTICLE VII

ADDITIONAL PRE-CLOSING AND POST-CLOSING AGREEMENTS OF BOTH PARTIES

Section 7.1. Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Best Efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Best Efforts to defend, and cooperation in defending, all Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Buyer agrees to give prompt notice to Seller of any third party consents to the transfer of any of the Properties of which Buyer becomes aware prior to Closing and not listed in Section 6.5 of the Seller Disclosure Schedule.

Section 7.2. Notice of Litigation. Until the Closing, (i) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement, the Properties, or the transactions contemplated hereby and (ii) Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller and which affects this Agreement, the Properties, or the transactions contemplated hereby.

Section 7.3. Notification of Certain Matters. Until the Closing, Seller shall give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Seller’s Knowledge, would be likely to cause any representation or warranty made by Seller in Article IV to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller hereunder prior to Closing. Until the Closing, Buyer shall give prompt notice to Seller of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Buyer’s Knowledge, would be likely to cause any representation or warranty contained in Article V to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing. The delivery of any notice pursuant to this Section shall not be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Article X or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.4. Fees and Expenses.

(a) Except as otherwise provided herein, (i) all fees and expenses incurred in connection with this Agreement by Seller will be borne by and paid by Seller and (ii) all fees and expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the Conveyance and other instruments required to convey title to the Properties to Buyer shall be borne by Buyer. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions contemplated by this Agreement.

Section 7.5. Public Announcements. (a) Except as may be required by Applicable Law, Seller shall not shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior consent of Buyer (which consent, if given verbally, shall be confirmed in writing within one Business Day thereafter). Any such press release or statement required by Applicable Law shall only be made after reasonable advance notice to Buyer (which notice shall include the proposed press release or statement) and consultation.

(b) Except as may be required by Applicable Law, Buyer shall not shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without reasonable advance notice to Seller (which notice shall include the proposed press release or statement) and consultation.

Section 7.6. Acquisition of Royalty Interest or Royalty Trust Units. Buyer agrees that Buyer will not, directly or indirectly, (i) acquire, offer to acquire or agree to acquire the net royalty interest owned by the Royalty Trust, (ii) enter, offer or agree to enter into any investment, acquisition or other business combination relating to the Royalty Trust, (iii) solicit or join in the solicitation of proxies to vote any units of the Royalty Trust, or (iv) assist or join a third party in any way related to the foregoing. This covenant and agreement contained in this Section shall expire only upon the consummation of the transactions contemplated hereby; otherwise, such covenants and agreement shall survive for four (4) years from the date of this Agreement, notwithstanding the termination of this Agreement.

Section 7.7. Casualty Loss Prior to Closing. Seller shall promptly notify Buyer of any Casualty Loss to the Properties of which Seller is or becomes aware. In the event of a Casualty Loss to the Properties after the Effective Date and prior to the Closing, then this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree) in such event:

(a) With respect to any Oil and Gas Property that suffers a Casualty Loss, at Buyer’s election (i) such Oil and Gas Property shall be treated as if it were the subject of a properly asserted and undisputed Title Defect and the Purchase Price shall be reduced by the amount calculated pursuant to Article VIII with respect thereto or (ii) the Purchase Price shall not be reduced as a result of such Casualty Loss, and if Seller shall be entitled to make any claims under any insurance policy with respect to such Casualty Loss, at Buyer’s election, Seller shall either collect (and, when collected, pay to Buyer) insurance proceeds therefor, or assign to Buyer all Seller’s right, title, and interest in such insurance claims; and

(b) With respect to any Property other than an Oil and Gas Property that suffers a Casualty Loss, Buyer may elect to (a) reduce the Purchase Price by an amount determined before the Closing by PriceWaterhouseCoopers (or, if such firm is unable or unwilling to serve, another independent public accounting firm mutually acceptable to Seller and Buyer), in which case Seller shall retain, all insurance proceeds relating to such Casualty Loss, or (b) require Seller to (i) transfer to Buyer at Closing all unpaid insurance proceeds, claims, awards and other payments arising out of such Casualty Loss, and (ii) pay to Buyer all sums paid to Seller as insurance proceeds, awards or other payments arising out of such Casualty Loss, whether such sums are paid to Seller prior to or after Closing. There shall not be an adjustment to the Purchase Price if Buyer elects to proceed pursuant to subsection (b) of this Section 7.7.

(c) Seller shall not voluntarily compromise, settle, or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

Section 7.8. Governmental Bonds. Unless required sooner by Applicable Law as a result of its ownership of the Properties, within one hundred eighty (180) days of Closing, Buyer shall deliver to Seller evidence that Buyer has completed all action necessary to permit Buyer to post bonds or other security immediately following the Closing with all applicable Governmental Entities meeting the requirements of such Governmental Entities to own, and where appropriate, operate, the Properties.

Section 7.9. Assumed Obligations. Except as otherwise specifically provided in Seller’s indemnification obligations set forth in Section 11.2 and subject to the immediately following sentence, at Closing Buyer shall assume and agree to pay, perform and discharge the Assumed Obligations. Seller agrees to deliver or cause to be delivered to Buyer at Closing written assurances reasonably acceptable to Buyer from the parties to the Torch Purchase and Sale Agreement (exclusive of Seller) to the effect that if, after the Closing, Buyer calculates the “Gross Proceeds” (as defined in the Royalty Trust Conveyance) attributable to gas utilizing the Sonat index price, it will not be deemed to be in violation of its covenants and obligations under Section 15.3 of the Torch Purchase and Sale Agreement.

Section 7.10. Books and Records. At or promptly after Closing, but in no event later than 15 days after Closing, Seller will deliver to Buyer all relating books and records that are a part of the Properties to a location designated by Buyer. Buyer will promptly reimburse Seller for all reasonable costs of shipping or transporting such books and records. Seller (or its Affiliates) shall have the right to have reasonable access during Buyer’s reasonable and customary business hours to inspect and copy (at Seller’s or such Affiliate’s expense) the books and records so delivered under this Section 7.10 for the six-year period commencing on the Closing Date.

Section 7.11. Suspended Funds. As soon as practicable after the Closing, but no later than 30 days thereafter, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Oil and Gas Properties which are currently held in suspense by Seller and shall transfer to Buyer all those suspended proceeds (the “Suspended Proceeds”). Thereafter, Buyer shall be responsible for proper distribution of the Suspended Proceeds to the parties lawfully entitled to them to the extent and only to the extent of Suspended Proceeds.

Section 7.12. Letters-in-Lieu. Either at or after Closing (provided Buyer has given five Business Days advance request for same) Seller shall execute and deliver letters in lieu of transfer orders (or similar documentation) in form reasonably acceptable to Buyer and Seller.

Section 7.13. Logos and Names.

As soon as practicable after the Closing, Buyer will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Properties. Seller’s names and marks shall be deemed to be removed to the extent Buyer covers any stickers bearing Seller’s names and/or marks with stickers bearing Buyer’s name, marks, or logo.

Section 7.14. Transition Services Agreement.

At Closing, Buyer and Seller shall enter into a “Transition Services Agreement” (as herein called) on substantially the following terms and conditions: (i) Seller shall provide certain services to Buyer with respect to its ownership and operation of the Properties post-Closing; (ii) the services to be provided by Seller to Buyer will include services in respect of field operations (including development of the Properties or other implementation of capital expenditures at the direction of Buyer), lease and land administration, production marketing, accounting (including payment of accounts receivable, payment of royalties, computation and payment of severance and similar taxes, general ledger and financial reporting) and, without limiting the foregoing, services currently provided by Seller under Section 15.3 of the Torch Purchase and Sale Agreement (including calculation of the amounts due and owing the Royalty Trust under the Royalty Trust Conveyance); (iii) Seller will be compensated for providing such services in an amount equal to its actual cost but, in any event, not to exceed any limits on such compensation contained in the Royalty Trust Conveyance; (iv) the term of the agreement shall commence on the Closing Date and shall continue for a period of up to 180 days; (v) Seller shall perform its oil field services in a good and workmanlike manner as a prudent operator with due diligence and dispatch, in accordance with good oilfield practices, but shall have no liability to Buyer for any act or omission by Seller under the Transition Services Agreement except for such act or omission that constitutes fraud, willful misconduct or gross negligence; (vi) with respect to (x) accounting matters, Seller shall act in accordance with reasonable and customary practices and standards and (y) safekeeping and delivery of funds handled by Seller in the course of its services, Seller shall act as a fiduciary; (vii) Buyer shall indemnify and save Seller harmless from any costs, expenses or other damages incurred by Seller in connection with performing its services under the Transition Services Agreement, unless such costs, expenses or damages are as a result of Seller’s fraud, willful misconduct or gross negligence; and (viii) such other terms and conditions as are reasonable and customary in the oil and gas exploration and production business for agreements of this type in transactions of the type contemplated hereby. Subject to the foregoing, Buyer and Seller shall execute and deliver a Transition Services Agreement reasonably acceptable to both parties on or before the Closing Date.

Section 7.15. Existing Hedges.

Between the date of this Agreement and the Closing, Buyer shall, in good faith, use its Reasonable Best Efforts to arrange for a financial institution to accept an assignment (or transfer of the economic risk and benefit) of the Existing Hedges from Wells Fargo Bank, N.A. at Closing subject to the terms of a mutually satisfactory master agreement governing the terms of the Existing Hedges; and provided further, that Buyer shall have no obligation to purchase any of the Existing Hedges, pay other than a nominal fee, or settle any outstanding amount due and owing the counter-party in respect of the Existing Hedges.

Section 7.16. 1993 Gas Purchase Contract.

Between the date of this Agreement and the Closing, Buyer shall, in good faith, use its Reasonable Best Effort to cause Torch Energy Marketing, Inc. (“TEMI”) to enter into arrangements reasonably satisfactory to Buyer to transfer the portion of the 1993 Gas Purchase Contract applicable to the Properties to Buyer or Buyer’s designee. In connection therewith, Buyer affirms for the benefit of Seller that, as of the date hereof, Buyer has discussed with TEMI an arrangement whereby, for the two-year period commencing the Closing Date, TEMI will provide gas marketing services to Buyer with respect to gas production from the Properties substantially similar to the services currently provided by TEMI to Seller in consideration of the payment by Buyer to TEMI of $30,000 per month plus 50% of any revenue created in excess of the revenue that would have been generated if the gas had been sold at the Sonat index price for the relevant period. While it is acknowledged and agreed that (i) such discussions are preliminary in nature, non-binding and subject to the negotiation, execution and delivery of definitive documentation acceptable to Buyer or (ii) that a different arrangement may hereafter be proposed by either Buyer or TEMI, Buyer nonetheless affirms that, in the context of the arrangement described above, the basic principal economic terms referenced above are generally acceptable to Buyer.

Section 7.17. Further Assurances. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

ARTICLE VIII

DUE DILIGENCE EXAMINATION

Section 8.1. Title Due Diligence Examination.

(a) From the date of this Agreement until 5:00 p.m. (local time in Houston, Texas) on the third Business Day preceding the Closing Date (the “Examination Period”), Seller shall afford to Buyer and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of Seller in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct (i) with respect to Properties other than Oil and Gas Properties, to determine whether defects in Seller’s title exist, and

(ii) with respect to the Oil and Gas Properties in order to determine whether Title Defects (as defined below) exist (“Buyer’s Title Review”). Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case insofar as same may now be in existence and in the possession of Seller, excluding, however, any information that Seller is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, that if requested by Buyer, Seller shall use its Reasonable Best Efforts to obtain a waiver of any such restrictions in favor of Buyer. The cost and expense of Buyer’s Title Review, if any, shall be borne solely by Buyer.

(b) If Buyer discovers any Title Defect affecting any of the Oil and Gas Properties, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Oil and Gas Property affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer in good faith. Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes. Upon the receipt of such effective Title Defect Notice from Buyer, Seller shall have the option, in addition to the remedies set forth in Section 8.1(c) (the “Remedies for Title Defects”), but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing. Each Oil and Gas Property affected by an uncured Title Defect shall be a “Title Defect Property”.

(c) With respect to each Title Defect that is not cured on or before the Closing, the Purchase Price shall be reduced, subject to this Article VIII, by the Title Defect Amount with respect to such Title Defect Property. The “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(i) The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the “Allocated Value” (as set forth in Exhibit 8.1(c) attached hereto) of the Oil and Gas Property subject to such Title Defect, the portion of the Oil and Gas Property subject to such Title Defect, and the legal effect of such Title Defect on the Oil and Gas Property affected thereby; provided, however, that: (A) if such Title Defect is in the nature of Seller’s Net Revenue Interest in an Oil and Gas Property being less than the Net Revenue Interest set forth in Exhibit 8.1(c) hereto and the Working Interest remains the same, then the Title Defect Amount shall equal the Allocated Value for the relevant Oil and Gas Property multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect or (B) if such Title Defect is in the nature of a Lien, then the Title Defect Amount shall equal the amount required to fully discharge such Lien; and

(ii) If the Title Defect results from any matter not described in Section 8.1(c)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Allocated Value of the Title Defect Property).

(d) As used in this Section 8.1:

(i) “Defensible Title” means, as of the date of this Agreement and the Closing Date, with respect to the Oil and Gas Properties, such record title and ownership by Seller that:

(A) entitles Seller to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit 8.1(c) as Seller’s Net Revenue Interest of all Hydrocarbons produced, saved and marketed from each Lease comprising such Oil and Gas Property, through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements, after the date hereof unless made in breach of the provisions of Section 6.3;

(B) obligates Seller to bear not greater than the percentage set forth in Exhibit 8.1(c) as Seller’s Working Interest of the costs and expenses relating to the maintenance, development and operation of each Lease comprising such Oil and Gas Property, through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements, after the date hereof unless made in breach of the provisions of Section 6.3;

(C) is free and clear of all Liens, except Permitted Encumbrances;

(D) reflects that such Oil and Gas Property is not burdened by a “Net Profits Interest” greater than that indicated for such Oil and Gas Property as set forth in Exhibit 8.1(c);

(E) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, or any prior sale, assignment or the transfer of such Oil and Gas Property, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Buyer or Seller incurring any liability; and

(F) is free of imperfections in title which a reasonable and experienced purchaser of oil and gas properties would, in accordance with customary and generally accepted industry practices and norms, consider a defect in title and not normally waive.

(ii) “Permitted Encumbrances” shall mean (A) Liens for taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established; (B) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Seller is not in default; (C) mechanic’s and materialman’s Liens relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Seller is not in default; (D) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the Net Revenue Interest, increase the Working Interest (without a proportionate increase in the Net Revenue Interest) or that could not reasonably be expected to materially affect the value of any property encumbered thereby; (E) all approvals required to be obtained from Governmental Entities that are lessors under Leases forming a part of the Oil and Gas Properties (or who administer such Leases on behalf of such lessors) which are customarily obtained post-closing; (F) preferential rights to purchase and consent to transfer requirements of any Person (to the extent same have been complied with in connection with the prior sale, assignment or the transfer of such Oil and Gas Property and are not triggered by the consummation of the transactions contemplated herein); (G) Liens under the Senior Credit Facility (provided such Liens are released at Closing); and (H) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

(iii) “Title Defect” shall mean any particular defect in or failure of Seller’s ownership of any Oil and Gas Property: (A) that causes Seller to not have Defensible Title to such Oil and Gas Property and (B) that has attributable thereto a Title Defect Amount in excess of $50,000. “Title Defect” shall also mean any particular defects in or failures of Seller’s ownership of any Oil and Gas Properties: (A) that cause Seller to not have Defensible Title to such Oil and Gas Properties and (B) that has attributable thereto a Title Defect Amount that is, individually, less than $50,000 but that, when aggregated with all such Title Defect Amounts attributable to such defects or failures exceeds $500,000. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect: (A) defects or irregularities arising out of lack of corporate authorization which defects or irregularities have been outstanding for five years or more without being asserted as a defense to the action purported to be taken by the applicable entity; (B) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription; (C) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (D) minor defects or irregularities in title which for a period of five years or more have not delayed or prevented Seller (or Seller’s predecessor) from receiving its Net Revenue Interest share of the proceeds of production and have not caused Seller to bear a share of expenses and costs greater than its Working Interest share from each Lease, unit or Well; and (E) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for five years or more without any person related to or affected by any instrument or property affected by such defects or irregularities asserting rights or privileges inconsistent with any such instrument or record title to such property.

(e) If Seller and Buyer are unable to reach an agreement as to whether a Title Defect exists or, if it does exist, the Title Defect Amount attributable such Title Defect, the provisions of Section 12.1 shall be applicable.

Section 8.2. Environmental Due Diligence Examination.

(a) Buyer shall have the right, or the right to cause an environmental consultant reasonably acceptable to Seller (“Buyer’s Environmental Consultant”), to conduct an environmental review of the Properties prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). If not provided prior to the date hereof, Buyer shall furnish Seller with an outline of the proposed scope of its environmental review of the Properties promptly after the date hereof. The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. No Person, other than Buyer’s Environmental Consultant and Buyer’s employees may conduct Buyer’s Environmental Review. Seller shall have the right to have representatives thereof present to observe Buyer’s Environmental Review conducted in Seller’s offices or on Seller’s properties. With respect to any samples taken in connection with Buyer’s Environmental Review, Seller shall be permitted to take split samples. Buyer agrees to conduct Buyer’s Environmental Review in a manner so as not to unduly interfere with the business operations of Seller and in compliance with all Applicable Laws, and Buyer shall exercise due care with respect to Seller’s properties and their condition.

(b) Prior to the Closing, unless otherwise required by Applicable Law or Environmental Law, Buyer shall (and shall cause Buyer’s Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant, if applicable, to not) disclose any Environmental Information to any Governmental Entity or other third party without the prior written consent of Seller. Prior to the Closing, unless otherwise required by Applicable Law or Environmental Law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, if applicable, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice and Seller, at Seller’s expense, may file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Upon Seller’s written request to Buyer, Buyer shall provide copies of the Environmental Information to Seller without charge.

(c) If Buyer or Buyer’s Environmental Consultant, if applicable, discovers any Environmental Defect (as herein defined) prior to the expiration of the Examination Period, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period;

(iii) describe the Environmental Defect in reasonable detail, including (A) the specific Properties affected by or associated with such Environmental Defect, (B) if applicable, a site plan showing the location of any sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, if any, (C) the written conclusion of Buyer’s Environmental Consultant, if applicable, that an Environmental Defect is believed to exist, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (D) if feasible and applicable, a separate, reasonably specific citation of the provisions of the Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iii) describe the procedures recommended to correct, eliminate or pay the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant, if applicable; and (iv) set forth Buyer’s good faith estimate of the Environmental Defect Value, including the basis for such estimate. Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for purposes of this Section 8.3; provided, however, nothing in this Section 8.3 shall be construed or deemed to limit Buyer’s rights to indemnification from Seller with respect to any Environmental Defects comprising any part of the Non-Assumed Obligations. Upon the receipt of such effective notice from Buyer, Seller shall have the option, in addition to the remedy set forth in Section 8.3(d), but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing, at the sole cost and expense of Sellers. If Seller and Buyer are unable to reach an agreement as to whether an Environmental Defect exists or, if it does exist, the amount of the Environmental Defect Value attributable thereto, the provisions of Section 12.1 shall be applicable.

(d) If any Environmental Defect described in a notice delivered in accordance with Section 8.2 is not cured on or before the Closing, then the Purchase Price shall be reduced, subject to Section 8.4, by the Environmental Defect Value of such Environmental Defect.

(e) As used in this Section 8.2:

(i) “Environmental Defect” shall mean, with respect to any given Property, a violation of Environmental Law in effect as of the date hereof or at any time prior to the Closing Date, in the jurisdiction in which such Property is located, an obligation under Environmental Laws to complete immediately or promptly after the Closing any corrective action at the Property, or any Environmental Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to the Closing Date, or the use, release, storage, treatment, transportation, or disposal of Hazardous Materials prior to the Closing Date, that has an Environmental Defect Value attributable thereto in excess of $50,000. “Environmental Defect” shall also mean any of the foregoing conditions or situations that, individually, have Environmental Defect Values of less than $50,000 if, in the aggregate, the Environmental Defect Values attributable to such conditions or situations exceeds $500,000.

(ii) “Environmental Defect Value” shall mean, (A) the net present value of the reasonably estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws, or

(B) the net present value of the amount of Environmental Liabilities reasonably believed will be incurred or required to be paid by Seller with respect thereto. The parties recognize that the calculation of an Environmental Defect Value may require the use of assumptions and extrapolations; however, it is acknowledged and agreed that any such assumptions and extrapolations will be consistent with the known factual information and reasonable in nature.

Section 8.3. Adjustments to Purchase Price for Defects.

(a) Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Purchase Price shall be made for Title Defects unless the aggregate of the Title Defect Amounts, as determined in accordance with this Agreement, equals or exceeds $1,400,000, in which event the Purchase Price shall be adjusted downward by the amount such Title Defect Amounts exceed $1,400,000 in the aggregate.

(b) Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Purchase Price shall be made for Environmental Defects unless the aggregate of the Environmental Defect Amounts, as determined in accordance with this Agreement, equals or exceeds $1,400,000, in which event the Purchase Price shall be adjusted downward by the amount such Environmental Defect Amounts exceed $1,400,000 in the aggregate.

(c) Notwithstanding anything herein to the contrary, if Seller is unable to cure a Title Defect or an Environmental Defect (a “Post-Closing Defect”) on or prior to Closing, Seller shall have the option, by notice in writing to Buyer on or before Closing, to attempt to cure such Post-Closing Defect within the 90-day period commencing the Closing Date (the “Cure Period”). In such event, the transactions contemplated hereby will close as provided herein and the Purchase Price shall be reduced by the applicable Title Defect Amount or Environmental Defect (as applicable) in respect of such Post-Closing Defect, as provided in Section 8.1 or Section 8.2. If, during or upon the expiration of the Cure Period, Seller and Buyer mutually agree that a Post-Closing Defect has been cured, then within two Business Days after such determination, Buyer shall tender to Seller an amount equal to the Title Defect Amount or Environmental Defect Amount (as applicable) in respect thereof. If, during or upon the expiration of the Cure Period, Seller and Buyer are unable to agree whether there has been a satisfactory cure of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 12.1.

Section 8.4. Buyer Indemnification. BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLER, AFFILIATES THEREOF, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING CLAIMS ARISING FROM BUYER’S INSPECTING AND OBSERVING THE PROPERTIES PURSUANT TO THIS ARTICLE VIII: (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, AFFILIATES THEREOF OR ITS OR THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, CONSULTANTS, OR REPRESENTATIVES; AND

(II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLER OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF SELLER OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

Section 9.1. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a) Each of the representations and warranties of Seller contained in Article IV shall be true and correct on and as of the Closing Date as if made on and as of such date (and without regard to any materiality qualification in such representations and warranties), except (i) as affected by transactions contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date; and (iii) any such inaccuracies or breaches the dollar value of which, when added to all (x) Title Defect Amounts, (y) amounts attributable to Casualty Losses and (z) Environmental Defect Values, do not exceed five percent (5%) of the Purchase Price. If Seller and Buyer are unable to reach agreement as to the dollar value attributable to an inaccuracy or breach of the representations and warranties of Seller, such dispute shall be resolved in accordance with Section 12.1.

(b) Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c) Seller shall have delivered a certificate executed by the president of Seller dated the Closing Date, representing and certifying in such detail as Buyer may reasonably request that the conditions set forth in subsections (a) and (b) above have been fulfilled.

(d) No Proceeding (excluding any Proceeding initiated by Buyer or any of its Affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(e) Buyer shall have received a release of all Liens encumbering the Properties and related to and/or filed in connection with the Senior Credit Facility (including releases of associated financing statements, if any), executed in recordable form by the Senior Lender, and in form and substance agreeable to Buyer.

(f) Buyer, or its designee, shall have received separate conveyances of the Properties owned by each of the respective entities comprising the Seller, which conveyances shall be substantially in the form of the instrument attached hereto as Exhibit 9.1(f) in all material respects (the “Conveyance”).

(g) Buyer shall have received a certificate of non-foreign status in form, date and content reasonably acceptable to Buyer, executed and delivered by Seller pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(h) Buyer shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Seller or any other party to Buyer prior to or in connection with the Closing.

(i) Wells Fargo Bank, N.A., shall have agreed to assign (or transfer the economic benefit of), and shall have delivered, at Closing, instruments effecting such assignment or transfer, the Existing Hedges to Buyer’s designated financial institution.

(j) All of the Existing Hedges shall be in full force and effect, and neither Seller nor the counterparty thereto shall be in breach or default thereunder.

(k) TEMI shall have entered into arrangements acceptable to Buyer in its sole discretion to transfer the portion of the 1993 Gas Purchase Contract applicable to the Properties to Buyer or Buyer’s designee.

(l) Seller shall have obtained all necessary consents to assignment or waivers of preferential rights to purchase with regard to the sale of the Properties.

(m) Seller shall have obtained and delivered to Buyer a full and complete copy of all exhibits and schedules to the 1993 Gas Purchase Contract or, alternatively, otherwise provided written assurances reasonably acceptable to Buyer from the parties to such agreement that the contents of any exhibit or schedule not so obtained and delivered will not adversely affect Buyer’s ownership and operation (or liabilities) of the Properties after the Closing in any material respect.

Section 9.2. Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to each of the following conditions being met:

(a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b) Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) No Proceeding (excluding any Proceeding initiated by Seller or any of its Affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(d) Seller shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or any other party to Seller prior to or in connection with the Closing.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a) by mutual written consent of Seller and Buyer; or

(b) by either Seller or Buyer, if:

(i) the Closing shall not have occurred on or before 5:00 p.m., local Houston, Texas time, June 27, 2005, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

(ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(c) by Buyer or Seller if the sum of the (i) Title Defect Amounts (including amounts attributable to Casualty Losses), (ii) Environmental Defect Values, and (iii) amounts attributable to inaccuracies or breaches of the representations and warranties of Seller contained in Article IV (and without regard to any materiality qualification in such representations and warranties) exceeds five percent (5%) of the Purchase Price; or

(d) by Seller, if (i) there shall be a material breach of any representation and warranty of Buyer contained in Article V, or (ii) there shall be a material breach by Buyer of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Buyer from Seller of such breach; or

(e) by Buyer, if there shall be a breach by Seller of any of its covenants and agreements contained in this Agreement, which breach is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Seller from Buyer of such breach.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article X, in Sections 7.4, 7.5, 7.6 and 8.4 and in Articles XII and XIII shall survive the termination hereof. Except as provided in the sentence immediately following this sentence, nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement. If this Agreement is terminated by Seller pursuant to (i) Section 10.1(b)(i) (and Buyer is in material breach of this Agreement) or (ii) Section 10.1(d) and if Seller has, as of the time of such termination, performed in all material respects its then current obligations hereunder, Seller shall retain the Deposit (plus interest earned thereon) as liquidated damages and as Seller’s sole and exclusive remedy. Buyer and Seller acknowledge and agree that the extent of damages to be suffered by Seller by any breach or misrepresentation by Buyer hereunder would be impossible or extremely difficult to ascertain and that the amount of the Performance Deposit is a fair and reasonable estimate of such damages under the circumstances. If this Agreement is terminated under Section 10.1 for any other reason, or if this Agreement is terminated by Seller under Section 10.1(b)(i) or Section 10.1(d) at a time when Seller has not performed in all material respects its then current obligations hereunder, the Deposit (plus interest earned thereon) shall be promptly returned to Buyer.

Section 10.3. Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

Section 10.4. Waiver. Seller, on the one hand, or Buyer, on the other, may: (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 11.1. Survival.

(a) Each representation, warranty and covenant of the parties hereto contained in this Agreement and the liability of such parties under each such representation, warranty and covenant shall survive the Closing and the execution and delivery of the assignments and other instruments contemplated hereby and shall remain in effect thereafter for the period that an indemnified party is entitled to indemnification based on a breach of such representation, warranty or covenant contained in this Article XI.

(b) No party hereto shall have any indemnification obligation pursuant to this Article XI or otherwise in respect of any representation, warranty or covenant unless it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification is being sought on or before the one year anniversary of the Closing Date. Such notice shall set forth with reasonable specificity (A) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (B) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (C) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

Section 11.2. Seller’s Indemnification Obligations.

Seller shall, on the date of Closing, agree (and, upon delivery to Buyer of the Conveyance, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XI, following the Closing, to be responsible for, pay on a current basis, indemnify, defend and hold Buyer, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officers, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, damages or expenses (collectively, “Buyer’s Losses”):

(i) relating to Seller’s ownership or operation of the Properties prior to the Effective Date, exclusive of any matters relating to (1) Seller’s title to the Oil and Gas Properties, (2) Seller’s compliance with Environmental Laws or any Environmental Liabilities with respect to the Properties (other than those matters referenced in clauses (i), (ii), (iii) and (iv) of the definition of Non-Assumed Obligations), and (3) the items referenced in clauses (i) and (ii) of the definition of Assumed Obligations;

(ii) arising from Seller’s performance of its obligations with respect to the Royalty Trust during the period of Seller’s ownership and operation of the Properties;

(iii) resulting from any misrepresentation or breach of any warranty, covenant or agreement of Seller contained in this Agreement or any certificate delivered by Seller at the Closing (inclusive of any matters relating to the Assumed Obligations);

(iv) relating to the Excluded Assets; and

(v) relating to or arising from any fees, expenses, or other payments incurred or owed by Seller or its Affiliates to any broker, investment banker, financial advisor, or other Person in connection with the transactions contemplated by this Agreement;

provided, however, that:

(A) Seller shall have no obligation to indemnify Buyer for any claim under this Section 11.2 unless Buyer’s Losses attributable to such claim exceeds $50,000 (a ”Buyer’s Eligible Claim”);

(B) Seller shall have no obligation to indemnify Buyer under this Section 11.2 until the aggregate amount of all Buyer’s Eligible Claims equals or exceeds $1,000,000, and then only to the extent of the amount of such Buyer’s Eligible Claims in excess of $1,000,000;

(C) Seller’s indemnification obligations for Buyer’s Eligible Claims under this Section 11.2, including any such obligations related to or arising with respect to the Non-Assumed Obligations, shall expire on the first anniversary of the Closing Date (the ”Survival Date”), except for Buyer’s Eligible Claims received as provided in this Agreement on or prior to such Survival Date; and

(D) Seller’s liability under this Article XI shall, in no event, exceed ten percent (10%) of the Purchase Price with respect to Buyer’s Eligible Claims; provided, that if, during the six-month period commencing the Closing Date, the dollar amount of Buyer’s Eligible Claims for which Buyer has delivered notice to Seller in accordance with Section 11.1 aggregates five percent (5%) or less of the Purchase Price, Seller’s liability under this Article XI shall, in no event, exceed five percent (5%) of the Purchase Price.

Notwithstanding anything herein to the contrary, none of the foregoing limitations nor the limitations in Section 11.1 shall apply in any respect to Seller’s obligation to indemnify Buyer pursuant to clauses (iv) and (v) of this Section 11.2, which obligation shall not be limited as to duration or amount.

Section 11.3. Buyer’s Indemnification Obligations.

Buyer shall, on the date of Closing, agree (and, upon delivery to Buyer of the Conveyance, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XI, following the Closing, to be responsible for, pay on a current basis, indemnify, defend, and hold Seller, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officer, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, damages, costs or expenses, (collectively, “Seller’s Losses”) (i) resulting from any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement or any certificate delivered by Buyer at the Closing (unless such misrepresentation or breach of warranty, covenant or agreement of Buyer arises from or is attributable to any act or omission of any Related Party) or (ii) the Assumed Obligations, provided, that Buyer shall have no obligation to indemnify Seller under this Section 11.3 for an Assumed Obligation if, and to the extent that, Seller has an obligation to indemnify Buyer for such Assumed Obligation under Section 11.2.

Section 11.4. Net Amounts. Any amounts recoverable by any party pursuant to this Article XI with respect to any Buyer’s Loss or Seller’s Loss, as the case may be, shall be increased by any net tax costs to the indemnified party (taxes incurred with respect to any indemnity payment less tax benefits resulting from the circumstances serving as the basis for such Buyer’s Loss or Seller’s Loss, as the case may be) and shall be decreased by (i) any net tax benefit to the indemnified party (tax benefits less taxes incurred, as calculated above), and (ii) insurance proceeds or other amounts relating to such Buyer’s Loss or Seller’s Loss, as the case may be, paid to such indemnified party by any person (other than any Affiliate of such indemnified party) not a party to this Agreement.

Section 11.5. Indemnification Proceedings. In the event that any claim or demand for which a party (an “Indemnifying Party”), would be liable to another party under Section 11.2 or Section 11.3 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (in this Section 11.5, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

Section 11.6. Indemnification Exclusive Remedy. Indemnification pursuant to the provisions of this Article XI shall be the exclusive remedy of the parties hereto for any misrepresentation or breach of any warranty, covenant or agreement contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof or thereof, or any other claim arising out of the transactions contemplated by this Agreement.

Section 11.7. Limited to Actual Damages. The indemnification obligations of the parties pursuant to this Article XI shall be limited to actual Damages and shall not include incidental, consequential, indirect, punitive, or exemplary Damages, provided that any incidental, consequential, indirect, punitive, or exemplary Damages recovered by a third party (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article XI shall be included in the Damages recoverable under such indemnity.

Section 11.8. Indemnification Despite Negligence. It is the express intention of the parties hereto that each party to be indemnified pursuant to this Article XI shall be indemnified and held harmless from and against all Damages as to which indemnity is provided for under this Article XI, notwithstanding that any such Damages arise out of or result from the ordinary, strict, sole, or contributory negligence of such party and regardless of whether any other party (including the other parties to this Agreement) is or is not also negligent. The parties hereto acknowledge that the foregoing complies with the express negligence rule and is conspicuous.

Section 11.9. Indemnification Support Escrow Agreement. Subject to the terms and conditions set forth in this Section 11.9, Buyer shall cause $7,025,000 (the “Indemnification Support Deposit”) to be deposited on the Closing Date with an escrow agent selected by Buyer and reasonably acceptable to Seller (the ”Indemnification Escrow Agent”) and pursuant to the terms of an escrow agreement reasonably satisfactory to the Indemnification Escrow Agent, Seller and Buyer and which incorporates or otherwise properly reflects the terms and provisions of this Section 11.9 (the ”Indemnification Support Escrow Agreement”). The Indemnification Support Deposit will be utilized solely to satisfy any indemnification obligations of Seller as described in Section 11.2.

(c) If Buyer, on behalf of itself and/or an Indemnified Party, asserts a claim against the Indemnification Support Deposit under Article XI and Seller does not dispute such claim, Buyer and/or such Indemnified Party, as the case may be, shall be entitled to indemnification by Seller in accordance with this Article XI, including the right to receive from the Indemnification Support Deposit funds in an amount equal to the amount of Damages for which Buyer or such Indemnified Party is entitled under this Article XI. If, however, Seller disputes such claim, Buyer shall not be entitled to receive any amount from the Indemnification Support Deposit with respect to such claim prior to resolution of such dispute in accordance with this Agreement and, if such dispute extends beyond the expiration of the Survival Date, the term of the Indemnification Support Deposit will be automatically extended as provided in Section 11.9(d).

(d) Provided the indemnification obligations of Seller to Buyer and each other Indemnified Party under this Article XI have been satisfied (including the obligation to pay Damages), prior to the expiration of the Survival Date, and no dispute then exists as to any claim for indemnification notified by Buyer to Seller hereunder prior to the expiration of the Survival Date, the remaining Indemnification Support Deposit will be released to Seller on the first Business Day immediately following the expiration of the Survival Date. To the extent there exists a claim for indemnification pursuant to this Article XI that has been notified by Buyer to Seller hereunder, but not satisfied in full by Seller prior to the expiration of the Survival Date, an amount equal to the maximum possible amount of such claim or claims reasonably believed by the parties hereto to be due or likely to be due hereunder (or, in the event of a dispute between the parties with respect thereto, the higher of the two estimates) will be withheld from the remaining Indemnification Support Deposit and will continue to be held by the Indemnification Escrow Agent pursuant to the terms of the Indemnification Support Escrow Agreement until such claim or claims have been fully resolved and the Indemnification Support Escrow Agreement shall be deemed to be extended accordingly.

(e) The fees and expenses of the Indemnification Escrow Agent shall be borne 50% by Seller and 50% by Buyer.

ARTICLE XII

MISCELLANEOUS MATTERS

Section 12.1. Dispute Resolution for Title Defects, Environmental Defects and Breaches.

(a) Each party shall have the right to submit claims, disputes, controversies, or other matters in question arising out of the matters covered by Article VIII (including the existence of Title Defects or the Title Defect Amounts attributable thereto, as applicable), or Section 9.1(a) (all of which are referred to herein as “Disputes”), to an independent expert not affiliated with either party appointed in accordance with this Section 12.1(a) (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of Seller and Buyer from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as hereinafter defined). Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 12.1(b). The Independent Expert shall be instructed by the parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances, but in any event within thirty (30) days of the presentations by Buyer, on the one hand, and Seller, on the other hand. The decision and award of the Independent Expert shall be binding upon the parties as an award under the Federal Arbitration Act and shall be final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

(b) Any Dispute that is not resolved pursuant to Section 12.1(a) shall be settled exclusively and finally by arbitration in accordance with this Section 12.1(b).

(i) Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement. The validity, construction, and interpretation of this Section 12.1(b), and all procedural aspects of the arbitration conducted pursuant hereto, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators. The arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA (the “Rules”), except as expressly provided otherwise in this Agreement. The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of $1 million, optional rules for large and complex cases.

(ii) The arbitrators shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need therefore. The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(iii) All arbitration proceedings hereunder shall be conducted in Houston, Texas or such other mutually agreeable location.

(iv) All arbitration proceedings hereunder shall be before a panel of three (3) arbitrators appointed in accordance with the Rules consisting of Persons (which can include lawyers) having at least ten (10) years of experience in or relating to the oil and gas industry.

(v) In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.

(vi) The parties shall request the arbitrators to conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and to render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable after the final hearing. The parties shall instruct the arbitrators to impose time limitations they consider reasonable for each phase of such proceeding, including, without limitation, limits on the time allotted to each party for the presentation of its case and rebuttal. The arbitrators shall actively manage the proceedings as they deem best so as to make the proceedings fair, expeditious, economical and less burdensome than litigation. To provide for speed and efficiency, the arbitrators may: (i) limit the time allotted to each party for presentation of its case; and (ii) exclude testimony and other evidence they deem irrelevant or cumulative.

(vii) Notwithstanding any other provision in this Agreement to the contrary, the parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, or any other laws, or under the Federal Arbitration Act or the Rules.

(viii) The parties agree that there shall be no transcript of any hearing before the arbitrators. The parties shall request that final decision of the arbitrators be in writing, be as brief as possible, set forth the reasons for such final decision, and if the arbitrators award monetary damages to either party, contain a certification by the arbitrators that they have not included any incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ decision and award shall be maintained in confidence by the parties and the parties shall instruct the arbitrators to likewise maintain such matters in confidence.

(ix) The fees and expenses of the arbitrators shall be borne equally by Seller and Buyer, but the decision of the arbitrators may include such award of the arbitrators’ fees and expenses and of other costs and attorneys’ fees as the arbitrators determine appropriate (provided that such award of costs and fees may not exceed the amount of such costs and fees incurred by the losing party in the arbitration).

(x) The decision and award of the arbitrators shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

(c) Except for the Disputes described in Section 12.1(a), no claims, disputes, controversies, or other matters in question arising out of or relating to this Agreement is to be settled by arbitration. The awards granted pursuant to this Section 12.1 shall be limited to actual Damages and shall not include incidental, consequential, indirect, punitive, or exemplary Damages.

Section 12.2. Notices.

All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by facsimile transmission, with receipt acknowledged, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Seller:

Everlast Energy LLC

111 North Ennis

Houston, Texas 77003

Attention: Tim Goff and Mike Gibson

Fax No.: 713-222-0364

With , prior to Closing, a copy to (which shall not constitute notice to Seller):

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention: Michael K. Pierce and Louis J. Davis

Fax No.: Pierce — 832-397-8049 and Davis — 832-397-8148

If to Buyer:

c/o Constellation Energy Commodities Group, Inc.

111 Market Place, Suite 500

Baltimore, Maryland 21202

Attention: Mark Orman

Facsimile: 410-468-3541

and with a copy to:

Constellation Energy Group, Inc.

750 East Pratt Street, 18th Floor

Baltimore, Maryland 21202

Attention: General Counsel

Facsimile: 410.783.3609

and with a copy to:

Constellation Energy Commodities Group, Inc.

111 Market Place, Suite 500

Baltimore, Maryland 21202

Attention: General Counsel

Facsimile: 410.468.3499

Such notices, requests, demands, and other communications shall be effective upon receipt, and shall be deemed to have been received as follows: (A) if delivered personally, upon receipt; (B) if by first class registered or certified mail, upon the earlier of (1) receipt as indicated by the date on the signed receipt or (2) five days after it was deposited in the mail; (C) if sent by a recognized prepaid overnight courier service, upon receipt as indicated by the date on the signed receipt; (D) if sent by facsimile, upon receipt by the party giving or making such communication of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the intended recipient’s facsimile number; (E) If the intended recipient rejects or otherwise refuses to accept a communication, or if the communication cannot be delivered because of a change in address for which no communication was received by the party attempting to give or make such communication, then upon the rejection, refusal, or inability to deliver.

Section 12.3. Entire Agreement. This Agreement, the Seller Disclosure Schedule, together with the Exhibits, and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 12.4. Injunctive Relief. Seller acknowledges and agrees that irreparable damage to Buyer would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by Seller and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which Buyer may be entitled under this Agreement or at law or in equity.

Section 12.5. Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, Seller acknowledges that at closing title to the Properties may be taken by one or more Affiliates of the Buyer or, post-closing, assigned in full or in part to one or more Affiliates of Buyer and Seller consents to such assignment or acquisition and agrees that any such Buyer Affiliate will have the same rights as Buyer to enforce any of the rights of Buyer under this Agreement including claims for indemnification under Article XI; provided, that (i) in no event shall any such assignment relieve Buyer of any of its duties and obligations under this Agreement (including its obligations under Article XI), (ii) any such assignment shall be conditioned upon receipt by Seller of written assurances from Buyer’s assignee reasonably satisfactory to Seller to the effect that such assignee agrees to jointly perform Buyer’s duties and obligations under this Agreement (including Buyer’s obligations under Article XI) and (iii) Seller shall be entitled to enforce Buyer’s duties and obligations under this Agreement against either Buyer or such assignee or both. Except as provided in this Section 12.5, Section 8.4 and Article XI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.6. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 12.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 12.8. Counterparts. This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 12.9. WAIVER OF CONSUMER RIGHTS. BUYER HEREBY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY SIMILAR LAW IN ANY OTHER STATE TO THE EXTENT SUCH ACT OR SIMILAR LAW WOULD OTHERWISE APPLY. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 12.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

ARTICLE XIII

DEFINITIONS AND REFERENCES

Section 13.1. Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 13.1:

“1993 Gas Purchase Contract” means that certain Oil and Gas Purchase Contract dated October 1, 1993 by and between Torch Energy Marketing, Inc., Torch Royalty Company, and Velasco Gas Company, L.P.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with a Person.

“Agreement” means this Asset Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof.

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity, exclusive of Environmental Laws.

“Assumed Obligations” means (i) the obligation to (1) plug and abandon or remove and dispose of all wells, platforms, structures, flow lines, pipelines and other equipment, pits and holding ponds now or hereafter located on the Oil and Gas Properties, (2) cap and bury all flow lines and other pipelines now or hereafter located on the Oil and Gas Properties; (ii) all Environmental Liabilities with respect to the Properties, including any actual or potential NORM contamination or chloride or other contamination of groundwater; and (iii) all costs, obligations and liabilities that arise under or otherwise relate to the Properties or the contracts or other agreements conveyed and assigned to Buyer hereunder and arise from or relate to events occurring on or after the Effective Date; provided, that Assumed Obligations does not mean or include: (x) Seller’s obligations and liabilities under the Senior Credit Facility or any amounts that may be due and owing Seller’s officers, employees or owners; (y) Seller’s obligations and liabilities with respect to any Excluded Assets; or (z) the Non-Assumed Obligations.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.

“Casualty Loss” means (a) destruction by fire, blowout, storm, or other casualty, or (b) any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain, in each case prior to the Closing.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Everlast and Constellation Energy Commodities Group dated April 5, 2005.

“Dollars” or “$” means U.S. Dollars.

“Effective Date” means 7:00 a.m., local time at the location of the Properties, on May 1, 2005.

“Environmental Laws” means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity pertaining to the protection of human health and safety or of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. 661 et seq, and any similar state or local statutes.

“Environmental Liabilities” means any and all claims, obligations, actions, liabilities, damages or expenses (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other Person pursuant to common law or statute and related to the use or release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Hedges” mean the Hedges listed in subsection (i) of Section 4.7 of the Seller Disclosure Schedule.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (i) in the instance of a corporation, the articles or incorporation and bylaws of such corporation, (ii) in the instance of a partnership, the partnership agreement, and (iii) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau or instrumentality.

“Hazardous Materials” means (i) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, (ii) any petroleum or petroleum products, (iii) radioactive materials, urea formaldehyde, asbestos and PCBs and (iv) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons.

“Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

“Imbalances” means gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Oil and Gas Properties.

“IRS” means the Internal Revenue Service.

“Knowledge” of Seller (or similar references to Seller’s knowledge) means all information of which either Tim J. Goff, Dennis Hammond, Michael Gibson, Lee Seekely, Raymond Love, and Robert Porter, have knowledge or, following a reasonable investigation, should have had knowledge.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.

“Material Adverse Effect” means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations or condition (financial or otherwise) of a party, or (ii) to the ability of a party to perform on a timely basis any material obligation under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith; provided, however, that changes, developments or effects relating to (x) the economy in general (including any effects on the economy arising as a result of acts of terrorism), (y) changes in Hydrocarbon commodity prices or other changes affecting the U.S. oil and gas industry generally, or (z) the announcement of the transactions contemplated hereby, shall not be deemed to constitute a Material Adverse Effect with respect to Seller and shall not be considered in determining whether a Material Adverse Effect has occurred with respect to Seller.

“Non-Assumed Obligations” means all liabilities, obligations, and duties attributable to the period prior to the Effective Date and that relate to or arise as a result of the following: (i) fines or civil, criminal or regulatory penalties that may be levied by any Governmental Entity for a violation of Environmental Laws; (ii)(1) the migration or leaching of Hazardous Materials from lands comprising the Properties into or onto lands or other property outside the lands comprising the Properties or (2) the removal or transportation to or storage at a location other than the Properties of any Hazardous Materials generated by, used in connection with, or associated with the Properties; (iii) any personal injury or toxic tort arising out of or related to exposure to Hazardous Materials on, or associated with, the Properties; (iv) any litigation or legal actions related to the Properties and not filed of record with the applicable Governmental Entity prior to Closing; (v) accounting for and disbursement of proceeds of production from the Oil and Gas Properties (except for the disbursement of funds in any suspense accounts delivered to Buyer pursuant to Section 7.11); or (vi) payment of all royalties, overriding royalties, production payments, net profits interest obligations, rentals, shut-in payments, and other burdens or encumbrances applicable to the Oil and Gas Properties, including any of the foregoing incurred or owed in connection to or with the Royalty Trust or pursuant to the Royalty Trust Conveyance or the Royalty Trust Agreement.

“Performance Deposit Escrow Agent” means Manufacturer’s and Traders Trust Company in Baltimore, Maryland.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

“Reasonable Best Efforts” means a party’s reasonable best efforts in accordance with reasonable commercial practice.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations under such Act.

“Seller Disclosure Schedule” shall mean a schedule delivered by Seller to Buyer on the date hereof which sets forth additional information regarding the representations and warranties of Seller contained herein and information called for hereby.

“Senior Credit Facility” means Seller’s Credit Agreements as listed in subsection (k) of Section 4.7 of the Seller Disclosure Schedule.

“Senior Lender” means the lenders party to the Senior Credit Facility.

“Tax Returns” mean any return, report, statement, form or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto, as well as any transferred liability with respect to and of the foregoing.

“Torch Purchase and Sale Agreement” means that certain Agreement for Purchase and Sale made and entered into on December 17, 2002, by and between Torch E & P Company, Torch Energy Services, Inc., TEAI Oil & Gas Company, Torch Energy Marketing, Inc., and Velasco Gas Company, L.P., collectively as Seller, and Everlast Energy LLC, as Buyer.

Section 13.2. Certain Additional Defined Terms. In addition to such terms as are defined in the preamble of and the recitals to this Agreement and in Section 13.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
AAA	Section 12.1(d)(i)
Adjusted Purchase Price	Section 2.1
Allocated Value	Section 8.1(c)(i)
Basic Documents	Section 4.7
Buyer’s Eligible Claim	Section 11.2
Buyer’s Losses	Section 11.2
Buyer’s Title Review	Section 8.1(a)
Closing	Article III
Closing Date	Article III
Conveyance	Section 9.1(f)
Cure Period	Section 8.2(b)
Defensible Title	Section 8.1(d)(i)
Disputes	Section 12.1(a)
Environmental Defect	Section 8.2(e)(i)
Environmental Defect Notice	Section 8.2(c)
Environmental Defect Value	Section 8.2(e)(ii)
Environmental Indemnity Contract	Section 4.7
Environmental Information	Section 8.2(b)
Examination Period	Section 8.1(a)
Excluded Assets	Section 1.2
Indemnification Escrow Agent	Section 11.9(a)
Indemnification Support Deposit	Section 11.9(a)
Indemnification Support Escrow Agreement	Section 11.9(a)
Indemnified Party	Section 11.5
Indemnifying Party	Section 11.5
Independent Expert	Section 12.1(c)

Defined Term	Reference
Notice Period	Section 11.5
Oil and Gas Properties	Section 1.1
Performance Deposit	Section 2.4(a)
Permitted Encumbrances	Section 8.1(d)(ii)
Post-Closing Defect	Section 8.3(b)
Properties	Section 1.1
Purchase Price	Section 2.1
Remedies for Title Defects	Section 8.1(b)
Royalty Trust	Section 1.3
Royalty Trust Agreement	Section 1.3
Royalty Trust Conveyance	Section 1.3
Rules	Section 12.1(b)(i)
Scheduled Production Sales Contracts	Section 4.9
Seller’s Losses	Section 11.3
Suspended Proceeds	Section 7.11
Survival Date	Section 11.2
TEAI	Section 1.3
TEMI	Section 7.16
Title Defect	Section 8.1(d)(iii)
Title Defect Amount	Section 8.1(c)
Title Defect Notice	Section 8.1(b)
Title Defect Property	Section 8.1(b)
Transition Services Agreement	Section 7.14
Velasco	Section 1.3
WARN Act	Section 4.2(d)(ii)

Section 13.3. References, Titles and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(i) All references herein to “$” or “dollars” shall refer to U.S. Dollars.

(j) Exhibits I, 1.3, 8.1(c) and 9.1(f) are attached hereto. Each such Exhibit is incorporated herein by reference for all purposes and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

EVERLAST ENERGY LLC

By:
Name:	Tim J. Goff
Title:	President

RB MARKETING COMPANY LLC

By:
Name:	Tim J. Goff
Title:	President

ROBINSON’S BEND OPERATING COMPANY LLC

By:
Name:	Tim J. Goff
Title:	President
BUYER:

CBM EQUITY IV, LLC

By:
Name:
Title:

SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT

EXHIBIT I